Exhibit 1.1

THE COMPANIES ACT (REVISED)
OF THE CAYMAN ISLANDS

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

Li Bang International Corporation Inc.

(adopted pursuant to a Special Resolution of the Company passed on September 22, 2026)

1 NAME

The name of the Company is Li Bang International Corporation Inc.

2 STATUS

The Company is a company limited by shares.

3 REGISTERED OFFICE

The registered office of the Company is at Ascentium (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands or at such other place as the Directors may from time to time decide.

4 OBJECTS AND CAPACITY

Subject to paragraph 9 of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands. The Company is a body corporate capable of exercising all the functions of a natural person of full capacity, irrespective of any question of corporate benefit.

5 SHARE CAPITAL

The authorised share capital of the Company is USD $35,000 divided into 3,150,000,000 Class A ordinary shares of par value of USD $0.00001 each and 350,000,000 Class B ordinary shares of par value of USD $0.00001 each.

6 LIABILITY OF MEMBERS

The liability of each Member is limited to the amount from time to time unpaid on such Member's Shares.

7 CONTINUATION

The Company may exercise the powers contained in the Companies Act to transfer and be registered by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be de-registered in the Cayman Islands.

8 DEFINITIONS

Capitalised terms used and not defined in this Memorandum of Association shall bear the same meaning as those given in the Articles of Association of the Company.

9 EXEMPTED COMPANY

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

10 FINANCIAL YEAR

The financial year end of the Company is 30 June or such other date as the Directors may from time to time decide.